EXHIBIT 99.1
Entertainment Icon Peter Guber Joins GoFish Board

GoFish Corporation (OTCBB:GOFH), a leading user-generated online video company, announced today that Peter Guber, chairman and CEO of Mandalay Entertainment, has been elected to its board of directors. In the 1990's Guber was Chairman and CEO of Sony Pictures Entertainment (SPE) and in the 1970's Studio Chief of Columbia Pictures. Films directly produced and executive produced by Guber have earned more than $3 billion in worldwide revenue. The announcement follows news earlier this week that GoFish commenced public trading and closed on an initial $12 million in financing.

GoFish, an early entrant into the user-generated video sector and first publicly traded company in the space, provides people with an online platform for uploading, sharing, searching for and watching videos from around the world.

"The traditional content and entertainment business is being transformed by consumers and user-generated video," said Guber. "Professional content creators will need to adapt to a fundamentally new form of storytelling, one where users become a critical part of the creative process. GoFish is one of the few companies in this space that wants to differentiate itself by collaborating with the scarcest resource - the talent. As a creative entrepreneur in filmed entertainment in all media for over 30 years, I find this medium incredibly exciting."

"We are extremely pleased to announce the addition of Peter Guber to the GoFish Board of Directors. Peter is a pre-eminent figure in the entertainment and film industry. Having him join us in building the next-generation consumer entertainment network is a great honor," said Michael Downing, founder and CEO of GoFish. "Peter's addition is a key milestone in our effort to develop a highly qualified Board with extensive industry experience." Guber joins the current Board of Directors of GoFish composed of Michael Downing, Riaz Valani and Tabreez Verjee.

GoFish established leadership in the area of original entertainment programming with the launch of "America's Dream Date" - the first reality themed online show harnessing user-generated video and sponsored by a national beverage brand.

About GoFish Corporation

GoFish Corporation, headquartered in San Francisco, is a leading consumer online video destination which in two years has grown to deliver millions of videos per month to a rapidly growing audience of enthusiasts. GoFish is a place on the web where millions of people come to upload, share and watch their favorite videos. For more information about the company, go to www.gofish.com.

About Peter Guber

Peter Guber is a thirty-year veteran of the entertainment industry. His positions previously held include: Former Studio Chief, Columbia Pictures; Founder of Casablanca Record and Filmworks; Founder, and Former Chairman/CEO, PolyGram Filmed Entertainment; Founder and Former Co-owner, Guber-Peters Entertainment Company; Former Chairman and CEO, Sony Pictures Entertainment (SPE). Films directly produced and executive produced by Guber have received more than 50 Academy Award nominations, including four times for Best Picture. During Guber's tenure at SPE, the Motion Picture Group achieved, over four years, an industry-best domestic box office market share averaging 17%. During the same period, Sony Pictures led all competitors with a remarkable total of 120 Academy Award nominations, the highest four-year total ever for a single company. After leaving Sony in 1995, Guber formed Mandalay as a multimedia entertainment vehicle in motion pictures, television, sports entertainment and new media. Guber is a full professor at the UCLA School of Theater, Film and Television and has been a member of the faculty for over 30 years. He also can be seen every Sunday morning on the American Movie Channel (AMC), as the co-host of the critically acclaimed show, Sunday Morning Shootout.

Forward-Looking Statements

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, our inability to generate sufficient operating cash flow from advertising revenue, a reduction in the demand for user-generated video and related services, a fall-off in search engine directed traffic to our web site, and general economic conditions. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including those risks set forth in the Company's Current Report on Form 8-K filed on October 31, 2006, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Big Mouth Communications for GoFish
Amy Bonetti, 415-384-0900 (Media)
amy@bigmouthpr.com
Susie Marino, 415-613-9138 (Media)
dearsusan@marino.com
or
Levine Communications for Peter Guber
Dawn Miller, 310-849-8621 (Media)
dmiller@LCOonline.com

or
Market Street Partners for GoFish
Joann Horne, 415-445-3233 (Investors)
joann@marketstreetpartners.com
Nate Wright, 415-445-3239 (Investors)
nate@marketstreetpartners.com

Source: Business Wire (November 3, 2006 - 8:31 AM EST)

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